Exhibit 10.1

FORM OF PERFORMANCE

SHARE AWARD AGREEMENT

PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), made effective as of                      (the “Grant Date”), by and between MarketAxess Holdings Inc. (the “Company”) and                      (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the MarketAxess Holdings Inc. 2012 Incentive Plan (the “Plan”);

WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Performance Share Award under the Plan that, upon the achievement of the performance metric set forth on Appendix A attached hereto and subject to the Participant’s continuing service with the Company or an Affiliate, may provide for the issuance of shares of the Company’s common stock, par value $.003 per share (“Common Stock”) in accordance with the terms of this Agreement;

WHEREAS, the performance metric set forth on Appendix A attached hereto is intended to constitute a “performance goal” as set forth under the Plan; and

WHEREAS, such shares of Common Stock, when issued to the Participant, shall be subject to the terms of this Agreement (including without limitation, the restrictions set forth in Sections 4 and 5 herein).

NOW, THEREFORE, the Company and the Participant agree as follows:

1. Grant of Performance Share Award. Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards and grants to the Participant                      Performance Shares entitling the Participant to receive, for each Performance Share earned in accordance with Section 2 below, one share of Common Stock, subject to the provisions of Appendix A attached hereto (the “Performance Share Award”).

2. Payment. Performance shall be measured based upon aggregate operating results commencing on                      and continuing until                      and                      (if necessary), respectively (each a “Measurement Date”). Within 60 days of a Measurement Date, the performance metric set forth on Appendix A attached hereto shall be evaluated by the Committee for achievement in accordance with the Minimum, Target, Outperform or Maximum levels set forth on Appendix A (each such period, a “Performance Period”). The Committee shall certify that such level of achievement of the performance metric has been achieved (the date of any such certification, a “Settlement Date”). Provided the Participant has not incurred a Termination of Employment prior to such Settlement Date (except as otherwise specifically set forth in this Agreement), on such Settlement Date the Company shall award to the Participant the number of Awarded Shares (as defined in Appendix A) reflecting the level of attainment of the performance metric on the applicable Measurement Date as set forth on Appendix A attached hereto. Pursuant to Sections 4 and 5 hereof, any Awarded Shares granted hereunder shall be subject to certain restrictions, which restrictions relate to the passage of time as an employee or Non-Employee Director of, or Consultant to, the Company or its Affiliates, as described in Section 4.1 hereof. While such restrictions are in effect, the Awarded Shares granted subject to such restrictions shall be referred to herein as “Restricted Stock.” The Performance Shares and, if any, the number of Awarded Shares and the number of shares of Restricted Stock are subject to adjustment under Section 4.2(b) of the Plan. The provisions in Section 9.1 of the Plan regarding Detrimental Activity shall apply to the Performance Share Award, and Awarded Shares shall vest in accordance with the vesting schedule provided in Section 4 below.

3. Termination of Employment/ Change in Control Prior to Settlement Date.

3.1. Termination of Employment.

(a) Death/Disability. In the event of the Participant’s Termination of Employment by reason of death or Disability (in either case after                     ), then on the applicable Settlement Date the Participant (or the Participant’s estate in the event of the Participant’s death) shall receive the Pro Rata portion of Awarded Shares that the Participant would have received if the Participant had been employed by the Company on such Settlement Date, based on the level of achievement of the performance metric on the applicable Measurement Date, and using the date of Termination of Employment to calculate an appropriate pro rata payout. All Restricted Stock corresponding to Participant’s Awarded Shares shall immediately vest.

(b) Without Cause or Good Reason by Participant. In the event of the Participant’s Termination of Employment by the Company without Cause or by Participant for Good Reason (in either case after                     ), the Participant shall receive the Pro Rata portion of Awarded Shares that the Participant would have received if the Participant had been employed by the Company on such Settlement Date, based on the level of achievement of the performance metric on the applicable Measurement Date, and using the date of Termination of Employment to calculate an appropriate pro rata payout. All Restricted Stock corresponding to Participant’s Awarded Shares shall immediately vest.

(c) By Company for Cause or by Participant Voluntarily. In the event of the Participant’s Termination of Employment by the Company for Cause or by Participant voluntarily (other than pursuant to Section 3.1(b) above), Participant’s Awarded Shares and any unvested Restricted Stock awarded hereunder shall be immediately forfeited.

(d) Definitions. For purposes of this Agreement:

(i) “Pro Rata” portion shall be determined by taking the number of full months that have elapsed from the Grant Date thru the date of Termination of Employment and dividing by 36, provided that, if the number of full months that has elapsed is greater than 36, payment is made in full, and if the number of full months that has elapsed is less than 12, the numerator shall be deemed to equal zero and no such Pro Rata amount shall be due Participant; and

(ii) “Good Reason” shall mean any of the following events that occurs without Participant’s consent and that is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from Participant specifying the event claimed to be Good Reason: (i) a material diminution in Participant’s title, duties, authorities or responsibilities or the assignment to Participant of duties or responsibilities that are materially adversely inconsistent with Participant’s then position; (ii) a material breach of this Agreement by the Company; or (iii) a requirement by the Company that Participant’s principal place of work be moved to a location more than fifty (50) miles away from its current location. Participant shall be required to provide the Company with written notice of Participant’s Termination of employment for Good Reason no later than forty-five (45) days after the occurrence of the event that constitutes Good Reason.

3.2. Change in Control. In the event of a Change in Control during the Performance Period, the Committee, in its sole discretion, may treat any then unearned Performance Shares under this Performance Share Award in accordance with any one or more of the following methods as determined by the Committee:

(a)	The Committee may determine that one or more of the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control would likely have been achieved during a Performance Period and treat all or a portion of the Performance Share Award in accordance with any one of the following methods, as determined by the Committee:

(i)	The Committee may determine that a level of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control is deemed achieved on the date of the Change in Control, the Participant shall be granted the applicable number of Awarded Shares set forth on Appendix A, subject to the conditions of Section 4; provided, that all unvested shares of Restricted Stock corresponding to such Awarded Shares shall become immediately vested if (x) such Change in Control occurs within three months following a Termination of Employment by the Participant for Good Reason or (y) the Participant incurs a Termination of Employment by the Company without Cause or by the Participant for Good Reason within 24 months following such Change in Control;

(ii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will not be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan and the Participant will be granted the applicable number of Awarded Shares set forth on Appendix A with respect to the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control that the Committee has determined would likely have been achieved during the Performance Period, and all shares of Restricted Stock corresponding to such Awarded Shares shall vest upon the Change in Control; or

(iii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan.

(b)	The Committee may determine that one or more of the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control would likely not have been achieved during the Performance Period and treat all or a portion of the Performance Share Award in accordance with any one of the following methods as determined by the Committee:

(i)	Immediately prior to the Change in Control, the Committee may determine the applicable number of Awarded Shares set forth on Appendix A with respect to a level of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control that the Committee has determined would likely not have been achieved during the Performance Period will be canceled in their entirety; or

(ii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan.

(c)	The Committee may elect not to make a determination of the likely achievement of the levels of achievement of the performance metrics set forth on Appendix A and treat the Performance Share Award in accordance with Section 12.1 of the Plan.

(d)	Notwithstanding any other provision herein, the Committee may otherwise determine the treatment of the Performance Share Award, which shall not be inconsistent with any of the terms of the Plan.

4. Restricted Stock.

4.1. Vesting. Any Restricted Stock issued hereunder shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan) as follows if the Participant has been continuously employed by or otherwise provides services to the Company or an Affiliate from the applicable Settlement Date until the applicable vesting date:

Vesting Date	Percentage Vested

For the avoidance of doubt, all Awarded Shares shall vest in accordance with the above schedule irrespective of whether they are earned during the Performance Period ending                      or                     .

Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date. When any shares of Restricted Stock become vested, the Company shall promptly deliver to the Participant any related RS Property (as defined below), subject to applicable withholding.

4.2. Detrimental Activity. The provisions in Section 8.1 of the Plan regarding Detrimental Activity shall apply to the Restricted Stock.

4.3. Termination of Employment/Change in Control – Post Settlement Date.

(a)	Termination of Employment.

(i)	In the event of the Participant’s Termination of Employment by reason of death or Disability, in either case on or after a Settlement Date, then all then issued and unvested Restricted Stock shall become immediately vested.

(ii)	In the event of the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, each on or after a Settlement Date, 50% of the total number of then issued and unvested shares of Restricted Stock granted pursuant to this Agreement shall become immediately vested. Any remaining unvested shares of Restricted Stock that could vest pursuant to Section 4.3(b)(i)(x) below shall remain outstanding for a period of three (3) months following the date of such Termination; provided that such shares of Restricted Stock shall only vest in accordance with Section 4.3(b)(i)(x) below.

(b)	Change in Control.

(i)	If on or after a Settlement Date there is a Change in Control and (x) such Change in Control occurs within three months following a Termination of Employment by the Participant for Good Reason or (y) the Participant incurs a Termination of Employment by the Company without Cause or by the Participant for Good Reason within 24 months following such Change in Control, all then issued and unvested Restricted Stock shall become immediately vested.

(ii)	If there is a Change in Control after a Settlement Date and immediately prior to the Change in Control it is determined that the Award will not be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan, then immediately prior to the Change in Control, all then issued and unvested Restricted Stock shall become immediately vested.

4.4. Rights as a Holder of Restricted Stock. From and after any Settlement Date, the Participant shall have, with respect to the shares of Restricted Stock issued on such Settlement Date, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote such shares of Common Stock, to receive and retain all regular cash dividends payable to holders of Common Stock of record on and after such Settlement Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Participant shall not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until such shares are no longer Restricted Stock; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other property (“RS Property”) issued in respect of the Restricted Stock, including stock dividends at all times such shares are Restricted Stock; (iii) no RS Property will bear interest or be segregated in separate accounts; and (iv) the Participant shall not, directly or indirectly, Transfer the Restricted Stock in any manner whatsoever. Prior to a Settlement Date, the Participant shall have no rights as a stockholder with respect to the applicable shares of Common Stock covered by any Restricted Stock to be granted for the applicable Measurement Date unless and until the Participant has become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan (including, without limitation, Section 4.2(b) of the Plan).

4.5. Taxes; Section 83(b) Election. The Participant acknowledges, subject to the last sentence of this Section 4.5, that (i) no later than the date on which any Restricted Stock shall have become vested, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including by electing to reduce the number of shares of Common Stock otherwise deliverable to the Participant or by delivering shares of Common Stock already owned; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of shares of Common Stock sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may to the extent permitted by law, but shall not be required to, pay such required withholding and treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Common Stock and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Common Stock. The Company may hold as security any certificates representing any Common Stock and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Common Stock together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

4.6. Legend. In the event that a certificate evidencing Restricted Stock is issued, the certificate representing the Common Stock shall have endorsed thereon the following legends:

(a)	“THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE MARKETAXESS HOLDINGS INC. (THE “COMPANY”) 2012 INCENTIVE PLAN (THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF , . COPIES OF THE PLAN AND SUCH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b)	Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting as set forth in Section 4.1 hereof.

5. Restrictions on Transfer. The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber or otherwise dispose of the Performance Share Award or, if any, the shares of Restricted Stock or grant any proxy with respect thereto, except as specifically permitted by the Plan and this

Agreement. Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. Notwithstanding the foregoing, nothing herein or in the Plan shall prohibit the Participant from pledging the Common Stock the Participant is granted hereunder to the Company pursuant to a stock pledge agreement entered into between the parties hereto.

6. Issuance Restrictions. The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

7. Securities Representations. The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

7.1. The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

7.2. The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

7.3. The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

8. Not an Employment Agreement. Neither the execution of this Agreement nor the issuance of the Performance Share Award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.

9. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock, other RS Property, Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10. Miscellaneous.

10.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

10.2. This award of the Performance Share Award, and upon the settlement thereof the issuance of Restricted Stock (if any), shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

10.3. The Participant agrees that the award of the Performance Share Award hereunder, and upon any settlement thereof the issuance of Restricted Stock (if any), is special incentive compensation and that the Performance Share Award and Restricted Stock (if applicable), any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

10.4. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.5. This Agreement may be executed in one or more counterparts (including via facsimile or PDF), all of which taken together shall constitute one contract.

10.6. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

10.7. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

10.8. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, to the Company, at the address set forth below, or to the Participant, at the Participant’s address on file with the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel of the Company with a copy to the Compensation Committee of the Board, each at the following address: MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York, 10171.

10.9. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

10.10. By executing this Agreement the Participant hereby accepts the terms and conditions of this Agreement and, effective as of the Settlement Date, shall be deemed to have accepted the award of Restricted Stock within the time period required under Section 8.2(b) of the Plan.

11. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARKETAXESS HOLDINGS INC.

By:
Name:	Richard M. McVey
Title:	Chief Executive Officer

PARTICIPANT

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APPENDIX A

Performance Metric and Number of Shares

The Performance metric set forth herein is established for purposes of the grant of the Performance Shares for the Performance Period and is intended to be “performance-based” under Section 162(m) of the Code.